UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA	91320
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01—Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 28, 2014, Ceres, Inc. (the “Company”) received a letter (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, based on the Company’s closing bid price for the last 30 consecutive business days, the Company is not in compliance with the minimum bid price requirement for continued listing of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2).

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, until October 27, 2014, to regain compliance with the minimum bid price requirement for continued listing. In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the 180-day grace period.

In the event the Company does not regain compliance within the 180-day grace period, the Company may be afforded an additional 180-day grace period if it transfers the listing of its common stock to the NASDAQ Capital Market, provided that it demonstrates that it meets all other applicable initial listing standards (except the bid price requirement) and provides written notice of its intention to cure the minimum bid price deficiency during the second grace period by effecting a reverse stock split if necessary. If the Company fails to regain compliance after the second 180-day grace period, the Company’s common stock will be subject to delisting by NASDAQ.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NASDAQ Global Market under the symbol “CERE”. The Company intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date:	May 2, 2014	By:	/s/ Paul Kuc
		Name:	Paul Kuc
		Title:	Chief Financial Officer